                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                     GOLDEN BOOKS FAMILY ENTERTAINMENT,INC.


                         PURSUANT TO SECTION 245 OF THE
                         GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE


     The undersigned, the Chairman and Chief Executive Officer of Golden Books Family Entertainment, Inc. (the "Corporation"), certifies that:

     1. The Corporation was originally incorporated under the name of R.A.B. Holdings, Inc. and the Corporation's original certificate of incorporation was filed with the Delaware Secretary of State on January 4, 1984.

     2. The restated certificate of incorporation has been duly adopted by the Corporation's Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware, and only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended and supplemented, and there is no discrepancy between such provisions and the provisions of the restated certificate as set forth herein.

     3. The certificate of incorporation as heretofore amended is hereby restated to read in its entirety as set forth below:

     FIRST: The name of the corporation (the "Corporation") is Golden Books Family Entertainment, Inc.

     SECOND: The registered office of the Corporation is c/o United Corporate Services, Inc., 15 East North Street in the city of Dover, County of Kent, State of Delaware. The name of its registered agent at that address is United Corporate Services, Inc.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The Corporation shall have the authority to issue 60,100,000 shares, consisting of 60,000,000 shares of common stock, par value $.01, and 100,000 shares of preferred stock, without par value. The board of directors may authorize the issuance from time to time of the preferred stock in one or more series and with such designations, preferences, relative, participating, optional and other special rights, and qualifications, limitations or restrictions (which may differ with respect to each series) as the board may fix by resolution.

     FIFTH: The Corporation shall have the authority to issue a series of 13,000 shares of preferred stock, with the designations and preferences, rights, qualifications, limitations and restrictions as follows:

     1. DESIGNATION AND AMOUNT. The shares of such series shall be designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 13,000.


     2. DIVIDENDS.

     (a) The holders of Series B Preferred Stock (i) shall receive on the first day of February, May, August and November (each a "Dividend Date") of each twelve-month period following the date of initial issuance of the Series B Preferred Stock (the "Initial Issuance Date") through the fourth anniversary of the Initial Issuance Date, a stock dividend per share of Series B Preferred Stock equal to a number of shares of Common Stock of the Corporation ("Common Stock") determined by multiplying the Conversion Rate (as determined pursuant to Sections 5 and 6 below) by .03 (such that at the initial Conversion Rate the holders of the Series B Preferred Stock shall receive in the aggregate 195,000 shares of Common Stock on a quarterly basis, resulting in the receipt of an aggregate of 780,000 shares of Common Stock in each of the first four years after the Initial Issuance Date, subject to adjustment in the event of any dividend, stock split, stock distribution or combination with respect to any such shares), provided, however, that (x) in the event that the product of the number of shares of Common Stock per share of Series B Preferred Stock to be distributed in any quarter and the Market Price (as defined below) (the "Dividend Value") is less than $93.75, then, in addition to such shares of Common Stock, the holders shall receive on such date, out of legally available funds of the Corporation, cash per share of Series B Preferred Stock in an amount equal to the excess of $93.75 over the Dividend Value, compounded quarterly, and (y) in the event that the Dividend Value exceeds $187.50, then the number of shares of Common Stock to be so distributed shall be reduced by an amount sufficient to cause the Dividend Value to equal $187.50 (subject in each case to adjustment in the event of any dividend, stock split, stock distribution or combination with respect to any such shares), and (ii) shall be entitled to receive thereafter, beginning on the first to occur of the first day of February, May, August or November after the fourth anniversary of the Initial Issuance Date, when and as declared, out of legally available funds of the Corporation, cash dividends (computed on the basis of a 360-day year of twelve 30-day months) at the rate of $150 per share (subject to adjustment in the event of any dividend, stock split, stock distribution or combination with respect to any such shares), compounded quarterly, payable quarterly on the first day of February, May, August and November of each twelve month period after the fourth anniversary of the Initial Issuance Date, on a pari passu basis with the Series A Preferred Stock of the Corporation (the "Series A Preferred Stock") (such stock and any other class or series of the preferred stock of the Corporation which shall rank with respect to the payment of dividends on a parity with the Series B Preferred Stock being referred to hereinafter, collectively, as "Parity Stock") and before any dividends shall be set apart for or paid upon the Common Stock or any other stock ranking with respect to the payment of dividends junior to the Series B Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock") in any year. All dividends declared upon Series B Preferred Stock shall be declared pro rata per share.

     For purposes of this Section 2, the term "Market Price" shall mean the average closing price of a share of Common Stock for the ten consecutive trading days immediately preceding the Dividend Date or the conversion date, as the case may be, as reported on the principal national securities exchange on which the shares of Common Stock or securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices during such ten trading day period in the over-the-counter market as reported by the Nasdaq National Market or any comparable system, or, if no such firm is then engaged in the business of reporting such prices, as reported by The Wall Street Journal, or, if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Corporation or, if the shares of Common Stock or securities are not publicly traded, the Market Price for such date shall be the fair market value thereof determined jointly by the Corporation and the holders of record of a majority of the Series B Preferred Stock then outstanding; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Market Price shall be determined in good faith by an independent investment banking firm selected jointly by the Corporation and the holders of record of a majority of the Series B Preferred Stock then outstanding or, if that selection cannot be made within ten days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules, and provided further, that the Corporation shall pay all of the fees and expenses of any third parties incurred in connection with determining the Market Price.

     (b) Dividends on the Series B Preferred Stock shall be cumulative, whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Series B Preferred Stock, (i) unpaid dividends shall accumulate and no sums in any years shall be paid to the holders of the Junior Stock until all dividends payable on the Series B Preferred Stock have been paid in full, and (ii) no full dividends shall be declared or paid or set apart for payment on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. If at any time the Corporation shall have failed to pay full dividends which have accrued (whether or not earned or declared) on the shares of the Series B Preferred Stock and any other Parity Stock, all dividends (other than Series B Preferred Stock dividends paid in shares of Common Stock) declared upon shares of the Series B Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and other such Parity Stock bear to each other.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series B Preferred Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Junior Stock, an amount equal to $5,000 per share plus any dividends thereon cumulated or accrued but unpaid, whether or not declared (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and shares of Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

     (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series B Preferred Stock and Parity Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

     (c) The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 3.

     4. VOTING.

     (a) Each issued and outstanding share of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock is convertible (as adjusted from time to time pursuant to Section 5 thereof), at each meeting of stockholders of the Corporation with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, including, without limitation, the election of all directors (the "Non-Series B Directors") other than those as to which the Series B Preferred Stock has rights voting separately as a class as set out in paragraphs (b) and (c) below. Except as provided by law, by the provisions of paragraphs (b), (c) and (d) below or by the provisions establishing any other series of Preferred Stock, holders of Series B Preferred Stock, and of any other outstanding Preferred Stock that is entitled to vote together with the holders of Common Stock as a single class, shall vote together with the holders of Common Stock as a single class.

     (b) In addition to the right of the holders of Series B Preferred Stock to vote together with the holders of Common Stock as a single class with respect to the election of the Non-Series B Directors, for as long as at least (i) 40% of the shares of Series B Preferred Stock issued on the Initial Issuance Date (after taking into account any adjustments provided for hereunder)(the "Initial Series B Shares") are owned by Golden Press Holding, L.L.C. ("GP Holding"), any of its members, any Affiliates (as defined below) of such members (other than of Warburg, Pincus Ventures, L.P. ("WPV")) and the general partnership that acts as a general partner of WPV (GP Holding, its members, such Affiliates, WPV and such general partnership being herein collectively referred to as the "GP Holding Parties"), the holders of Series B Preferred Stock shall have the exclusive right, voting separately as a class, to elect one-third of the members of the Corporation's Board of Directors (herein referred to as the "Series B Directors"), (ii) 30% of the Initial Series B Shares are owned by GP Holding Parties, the holders of Series B Preferred Stock shall have the exclusive right, voting separately as a class, to elect two Series B Directors, and (iii) 20% of the Initial Series B Shares are owned by GP Holding Parties, the holders of Series B Preferred Stock shall have the exclusive right, voting separately as a class, to elect one Series B Director. In case such number of members calculated pursuant to clause (i) of the immediately preceding sentence is not an integer, the number of Series B Directors shall be rounded up to the next integer. All such Series B Directors shall be elected by the affirmative vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock either at meetings of stockholders at which directors are elected, a special meeting of holders of Series B Preferred Stock or by written consent without a meeting in accordance with the General Corporation Law of Delaware. Each Series B Director so elected shall serve for a term of one year and until his successor is elected and qualified, provided, however, that promptly upon any decrease in the number of Series B Directors that the holders of the Series B Preferred Stock are entitled to elect pursuant to the first sentence of this paragraph (b), the appropriate number of Series B Directors shall resign from the Corporation's Board of Directors. Any vacancy in the position of a Series B Director, other than pursuant to the proviso in the immediately preceding sentence, may be filled only by the holders of the Series B Preferred Stock. Each Series B Director may, during his term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Series B Preferred Stock called for such purpose, or the written consent, of the holders of record of a majority of the outstanding shares of Series B Preferred Stock. Any vacancy created by such removal may also be filled at such meeting or by such consent. On the Initial Issuance Date, the Board of Directors of the Corporation shall consist of nine members. For purposes hereof, "Affiliates" shall include persons included under the definition thereof in Rule 405 under the Securities Act of 1933, as amended, immediate family members and trusts, 25% or more of the beneficial interests of which are owned by such persons or one or more of their immediate family members.

     (c) In addition to any other rights provided by law, for as long as at least one-half (1/2) of the Initial Series B Shares are owned by GP Holding Parties, the Corporation shall not (nor shall it, in the case of clauses (ii), (iii), (iv) and (v), permit any of its subsidiaries to), without first obtaining the affirmative vote or written consent of the holders of record of a majority of the shares of the Series B Preferred Stock, voting as a separate class:

          (i) amend or repeal any provision of the Corporation's Certificate of Incorporation or By-Laws, including without limitation a change in the number of members of the Board of Directors of the Corporation;

          (ii) authorize or effect the incurrence or issuance of any Indebtedness (as defined below) (other than pursuant to an agreement to incur the same which has been approved in writing by holders of a majority of outstanding shares of Series B Preferred Stock, and other than pursuant to that certain Credit Agreement, dated September 29, 1995, between Western Publishing Company, Inc. and Heller Financial, Inc.) or shares of capital stock or rights to acquire capital stock other than, in the case of shares of Common Stock, (x) options to acquire up to 1,874,300 shares of Common Stock issued to employees of the Corporation pursuant to the Amended and Restated 1986 Employee Stock Option Plan of the Corporation (the "Stock Option Plan") or (y) thereafter approved with the consent of the holders of record of a majority of the then outstanding shares of Series B Preferred Stock; provided, however, that the incurrence of Indebtedness among the Corporation and its subsidiaries shall not require such consent;

          (iii) authorize or effect (A) in one or in a series of two or more related transactions, any sale, lease, license, transfer or other disposition of assets for consideration in excess of $5,000,000 (other than in the ordinary course of business or among the Corporation and its subsidiaries); (B) any merger or consolidation or other reorganization involving the Corporation or any of its subsidiaries (other than with one another or in respect of which the aggregate consideration paid to or received by the Corporation or its subsidiaries is less than $5,000,000) or (C) a liquidation, winding up, dissolution or adoption of any plan for the same other than the liquidation, winding up, dissolution or adoption of any plan for the same of a subsidiary into the Corporation or another subsidiary thereof;

          (iv) authorize or effect, in one or in a series of two or more related transactions, (A) any acquisition or lease of assets or (B) any license of patent, trademark or other rights relating to any intellectual property, in each case, that involves by its terms a per annum payment in excess of $5,000,000 as determined in good faith by the Corporation's Board of Directors, other than among the Corporation and its subsidiaries or in the ordinary course of business; or

          (v) terminate the employment of the chief executive officer of the Corporation.

For purposes of this Section 4(c), "Indebtedness" means liability for borrowed money or the deferred purchase price of property or services (except payables arising in the ordinary course of business) and including any guaranties thereof.

     Notwithstanding anything in paragraphs (b) or (c) to the contrary, in the event that the shares of Series B Preferred Stock are held by more than 10 holders, then (i) the right of the holders of Series B Preferred Stock to vote separately as a class to elect the Series B Directors shall terminate, and the holders of the Series B Preferred Stock shall have the right to vote together with the holders of Common Stock with respect to the election of all directors as set forth in paragraph (a) above and (ii) the restrictions on the Corporation set forth in this paragraph (c) shall terminate, provided that for purposes of this sentence, each member of GP Holding (other than WPV) together with the Affiliates of such member shall be deemed to be one holder (if such member or Affiliate directly owns shares of

Sries B Preferred Stock) and WPV and the general partnership that acts as a general partner of WPV together shall be deemed to be one holder (if any such entity directly owns shares of Series B Preferred Stock).

     (d) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock, without the written consent or affirmative vote of the holders of record of at least a majority of the then outstanding aggregate number of shares of such adversely affected Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with, the Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Series B Preferred Stock.

     5. OPTIONAL CONVERSION. Each share of Series B Preferred Stock may be converted at any time from and after the Initial Issuance Date, at the option of the holder thereof, in the manner hereinafter provided, into fully-paid and nonassessable shares of Common Stock, provided, however, that on any redemption of any Series B Preferred Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock, as the case may be (unless the Corporation defaults upon the payment due upon such redemption or liquidation).

     (a) The applicable conversion rate ("Conversion Rate") and conversion price ("Conversion Price") of the Series B Preferred Stock from time to time in effect is subject to adjustment as hereinafter provided. The initial Conversion Rate shall be 500 shares of Common Stock for each one share of Series B Preferred Stock surrendered for conversion representing an initial Conversion Price (for purposes of Section 6) of $10.00 per share of Common Stock. Exercise of the conversion right set forth herein by the exercising holder shall not extinguish such holder's right to receive, and of the Corporation's obligation to pay, any and all accrued but unpaid dividends, whether or not declared, up to and including the time of conversion in respect of any shares of Series B Preferred Stock then being converted. In the event any such accrued but unpaid dividends are not paid at the time of such conversion, interest on the unpaid amount of such dividends shall continue to accrue at the rate of 12% per annum, compounded quarterly, until such amount is paid.

     (b) The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series B Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this paragraph (b), be issuable upon conversion of any Series B Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to such fraction multiplied by the Market Price of one share of Common Stock, calculated to the nearest one-hundredth (1/100) of a share.

     (c) Whenever the Conversion Rate and Conversion Price shall be adjusted as provided in Section 6 hereof, the Corporation shall forthwith file at each office designated for the conversion of Series B Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each holder of record of Series B Preferred Stock at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in paragraph 6(g), such notice shall be included as part of the notice required to be mailed and published under the provisions of paragraph 6(g) hereof.

     (d) In order to exercise the conversion privilege, the holder of record of any Series B Preferred Stock to be converted shall surrender his or its certificate or certificates therefor to the principal office of the transfer agent for the Series B Preferred Stock (or if no transfer agent is at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Series B Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series B Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series B Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in paragraph (b) of this Section 5 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

     (e) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

     (f) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except the right of the holder thereof to receive payment of any accrued but unpaid dividends thereon and shares of Common Stock in exchange therefor. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

     6. ANTI-DILUTION PROVISIONS.

     (a) In order to prevent dilution of the right granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with this paragraph 6(a). At any given time the Conversion Price, whether as the initial price of $10.00 per share or as last adjusted, shall be that dollar (or part of a dollar) amount the payment of which shall be sufficient at the given time to acquire one share of Common Stock upon conversion of shares of Series B Preferred Stock. Upon each adjustment of the Conversion Price pursuant to Section 6, the Conversion Rate shall be adjusted such that the registered holders of shares of Series B Preferred Stock shall thereafter be entitled to acquire upon exercise, at the Conversion Price resulting from such adjustment, the number of shares of Common Stock obtainable by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment. For purposes of this Section 6, the term "Number of Common Shares Deemed Outstanding" at any given time shall mean the sum of (x) the number of shares of Common Stock outstanding at such time, (y) the number of shares of Common Stock issuable assuming conversion at such time of the Corporation's Series A Preferred Stock and Series B Preferred Stock and (z) the number of shares of Common Stock deemed to be outstanding under subparagraphs 6(b)(1) to (9), inclusive, at such time.

     (b) Except as provided in paragraph 6(c) or 6(f) below, if and whenever on or after the Initial Issuance Date, the Corporation shall issue or sell, or shall in accordance with subparagraphs 6(b)(1) to (9), inclusive, be deemed to have granted, issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such grant, issue or sale, then forthwith upon such grant, issue or sale (the "Triggering Transaction"), the Conversion Price shall, subject to subparagraphs (1) to (9) of this paragraph 6(b), be reduced to the Conversion Price (calculated to the nearest tenth of a cent) determined by dividing:

          (i) an amount equal to the sum of (x) the product derived by multiplying the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction by the Conversion Price then in effect, plus (y) the consideration, if any, received by the Corporation upon consummation of such Triggering Transaction, by

          (ii) an amount equal to the sum of (x) the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction, plus
     (y) the number of shares of Common Stock granted, issued or sold (or deemed to be granted, issued or sold in accordance with subparagraphs 6(b)(1) to (9) hereof) in connection with such Triggering Transaction;

provided, however, that the Conversion Price shall not be so reduced if (A) for so long as the holders of the Series B Preferred Stock have the right to elect one or more Series B Directors pursuant to Section 4(b) hereof or to approve certain transactions by the Corporation pursuant to Section 4(c) hereof, such Triggering Transaction involves a grant, issuance or sale of Common Stock to any GP Holding Party other than ratably to all holders of the Common Stock, and such Triggering Transaction has not been approved by a majority of the Non-Series B Directors (other than natural persons who are GP Holding Parties or officers, directors or employees of entities that are GP Holding Parties) or (B) the Triggering Transaction involves a grant, issuance or sale of Common Stock that has not been registered pursuant to the Securities Act of 1933, as amended, and an investment bank of national standing and reputation, engaged for a fee by the Corporation pursuant to a written engagement letter, has not been consulted by the Corporation with respect to the structure of such Triggering Transaction and participated in the negotiation of such Triggering Transaction.

     For purposes of determining the adjusted Conversion Price under this paragraph 6(b), the following subsections (1) to (9), inclusive, shall be applicable:

          (1) In case the Corporation at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, (A)

     Common Stock or (B) any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities" ), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options which relate to Convertible Securities, upon the conversion or exchange of such Convertible Securities, shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in subparagraph (3) below.

          (2) In case the Corporation at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such

     Convertible Securities) shall be less than the Conversion Price in respect of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in subparagraph (3) below.

          (3) If the purchase price provided for in any Options referred to in subparagraph (1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraphs (1) or (2), or the rate at which any Convertible Securities referred to in subparagraph (1) or (2) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in paragraphs 6(b) or 6(d)), the Conversion Price in effect at the time of such change shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any Option referred to in subparagraph (1) or the rate at which any Convertible Securities referred to in subparagraphs (1) or (2) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is hereby reduced.

          (4) On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

     (5) In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration (but shall otherwise be deemed issued for the specific consideration allocated thereto).

     (6) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor less any underwriting discounts, selling commissions and other expenses paid or incurred in respect of such issuance or sale, shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the value attributable to such shares in such merger, provided that, to the extent such value is not readily ascertainable, such value shall be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation.

     (7) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this paragraph 6(b).

     (8) In case the Corporation shall declare a dividend or make any other distribution upon the stock of the Corporation (other than dividends payable on the Series B Preferred Stock pursuant to Section 2 hereof) payable in Common Stock, Options, or Convertible Securities (other than a dividend or distribution payable in Common Stock covered by subparagraph 6(c) or 6(d)), then in such case any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

     (9) For purposes of this paragraph 6(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x)
     to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

     (c) In the event the Corporation shall declare a dividend upon the Common Stock payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries but without increasing the same as a result of any write-up of assets related to such dividend or any gain from the sale of any capital assets related to such dividend (herein referred to as "Liquidating Dividends"), then, the Corporation shall pay to the holders of the Series B Preferred Stock (in respect of each share of Class B Preferred Stock), at the time such dividend is paid to holders of the Common Stock and in addition to any other dividend required to be paid to the holders of the Series B Preferred Stock, an amount equal to the product of the Conversion Rate then in effect and the aggregate value at such time of all Liquidating Dividends paid in respect of one share of Common Stock. For the purposes of this paragraph 6(c), a dividend shall be considered payable out of earnings or earned surplus only if paid in cash and to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors of the Corporation.

     (d) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (e) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation (other than pursuant to a liquidation subject to Section 3 hereof) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series B Preferred Stock shall have the right to acquire and receive upon conversion of the Series B Preferred Stock, which right shall be pari passu with the rights of holders of Parity Stock and prior to the rights of the holders of Junior Stock (but after and subject to the rights of holders of Senior Preferred Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series B Preferred Stock at the Conversion Price then in effect. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the outstanding Series B Preferred Stock) mailed or delivered to the holders of the Series B Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

     (f) The provisions of this Section 6 shall not apply to any Common Stock issued or issuable to any person or entity, or deemed outstanding, under subparagraphs 6(b)(1) to (9) inclusive: (i) on exercise of options outstanding as of the Initial Issuance Date to acquire up to 1,874,300 shares of Common Stock issued to employees of the Corporation pursuant to the Stock Option Plan or any options approved by the holders of record of a majority of the outstanding shares of Series B Preferred Stock pursuant to Section 4(c)(ii)(y) hereof, (ii) pursuant to options granted to Richard E. Snyder under the Stock Option Plan, as amended by the Corporation's Board of Directors on January 31, 1996, (iii) on conversion of the Series B Preferred Stock or Series A Preferred Stock, (iv) as a dividend on the Series B Preferred Stock, or (v) on exercise of the Warrant issued to GP Holding on the Initial Issuance Date.

     (g) In the event that:

          (1) the Corporation shall declare any cash dividend upon its Common Stock, or

          (2) the Corporation shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

          (3) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

          (4) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the

     Corporation with, or sale of all or substantially all of its assets to, another individual or entity, or

          (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in connection with such event, the Corporation shall give to the holders of the Series B Preferred Stock:

          (i) at least ten (10) days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

          (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series B Preferred Stock at the address of each such holder as shown on the books of the Corporation.

     (h) If at any time or from time to time on or after the Initial Issuance Date, the Corporation shall grant, issue or sell any Options, Convertible Securities, rights to purchase property or evidences of indebtedness (the "Purchase Rights") pro rata to the record holders of any class of Common Stock and such grants, issuances or sales do not result in an adjustment of the Conversion Price under paragraph 6(b) hereof, then each holder of record of Series B Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under paragraph 6(g)) and upon the terms applicable to such Purchase Rights either:

          (i) the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Series B Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Series B Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holders of the Series B Preferred Stock specifically to request delivery of such rights; or

          (ii) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

     (i) If any event occurs as to which, in the opinion of the Board of Directors of the Corporation, the provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 6 except in the case of a combination of shares of a type contemplated in paragraph 6(d) and then in no event to an amount larger than the Conversion Price as adjusted pursuant to paragraph 6(d).

     7. REDEMPTION.

     (a) The Corporation, at its option, may redeem (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) all or a portion of the shares of Series B Preferred Stock at a price of $5,000 per share (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), plus an amount equal to any dividends thereon cumulated or accrued but unpaid, whether or not declared (such amount is hereinafter referred to as the "Redemption Price"), from time to time after the fourth anniversary of the Initial Issuance Date (any such date of redemption is hereafter referred to as a "Redemption Date"), if prior to such redemption all accrued but unpaid dividends on all outstanding shares of

Series B Preferred Stock have been paid, provided, however, that, without the written consent of the holders of a majority of the outstanding shares of Class A Preferred Stock, the Corporation shall not redeem any shares of Class B Preferred Stock so long as any shares of Class A Preferred Stock remain outstanding.

     (b) In the event of any redemption of only a part of the then outstanding Series B Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof (based on the number of shares of Series B Preferred Stock held on the date of notice of redemption).

     (c) At least thirty (30) days prior to any proposed Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record of Series B Preferred Stock to be redeemed, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the Redemption Date and the date on which such holder's conversion rights (pursuant to Section 5 hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to each Redemption Date, each holder of record of Series B Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock of the Corporation (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     (d) Except as provided in paragraph (a) above, the Corporation shall have no right to redeem the shares of Series B Preferred Stock. Any shares of Series B Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the amount of authorized Series B Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series B Preferred Stock at such price or prices as the Corporation and the selling holders of the Series B Preferred Stock may mutually determine, subject to the provisions of applicable law.

     SIXTH: Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

     SEVENTH: The Board of Directors may from time to time adopt, amend or repeal the by-laws of the corporation, subject to the power of the stockholders to adopt any by-laws or to amend or repeal any by-laws adopted, amended or repealed by the Board of Directors.



                                 GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.


Dated:  March 25, 1998



                                 By:   /s/ Richard E. Snyder
                                     -----------------------
                                    Name:  Richard E. Snyder
                                    Title: Chairman and Chief
                                             Executive Officer





By:   /s/ Philip E. Rowley
   -----------------------
   Name:  Philip E. Rowley
   Title: Executive Vice President